EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each of the Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A common stock, par value $0.0001 per share, of X-Energy, Inc., and that this agreement may be included as an exhibit to such joint filing.

Dated: August 12, 2026

Ares Partners Holdco LLC

/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares X-Energy Holdings LP

/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares X-Energy Co-Invest LP

/s/ Matthew Jill
Name:	Matthew Jill
Title:	Authorized Signatory

ACIP Investments Pooling LLC - Series 31

/s/ Noah Ehrenpreis
Name:	Noah Ehrenpreis
Title:	Authorized Signatory